FORM OF CORPORATE FINANCE SERVICES AND CONSULTING AGREEMENT


          This  CORPORATE   FINANCE  SERVICES  AND  CONSULTING   AGREEMENT  (the
"Agreement"), dated as of November 25, 2002, between A.G. Edwards & Sons, Inc. ("A.G. Edwards") and Neuberger Berman Management Inc. ("Neuberger Berman").

          WHEREAS, Neuberger Berman Real Estate Income Fund Inc. (the "Fund") is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares of common stock, par value $.0001 per share (the "Common Stock"), are registered under the Securities Act of 1933, as amended;

          WHEREAS, Neuberger Berman has completed its public offering of Common Stock (the "Offering");

          WHEREAS,   Neuberger   Berman  is  the  investment   manager  and  the
administrator of the Fund;

          WHEREAS, Neuberger Berman desires to retain A.G. Edwards to provide certain corporate finance and consulting services to the Fund on an ongoing basis, and A.G. Edwards is willing to render such services; and

          WHEREAS, Neuberger Berman desires to provide compensation to A.G. Edwards for providing such services;

          NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

1.       (a)   Neuberger Berman hereby employs A.G. Edwards,  for the period and on the terms and  conditions  set forth  herein,  to provide  the following services: (i) Provide relevant information,  studies or reports  regarding  general trends in the  closed-end  investment
               company   and  asset   management   industries,   if   reasonably
               obtainable,  and consult with representatives of Neuberger Berman in connection therewith; (ii) At the request of Neuberger Berman, provide certain economic research and statistical information and reports, if reasonably obtainable,  on behalf of Neuberger Berman or the Fund and consult with  representatives of Neuberger Berman
               or  the  Fund,   and/or  Directors  of  the  Fund  in  connection
               therewith,  which  information  and reports  shall  include:  (a)
               statistical and financial market  information with respect to the
               Fund's  market  performance;   and  (b)  comparative  information
               regarding the Fund and other closed-end management investment companies with respect to (x) the net asset value of their respective shares, (y) the respective market performance of the Fund and such other companies, and (z) other relevant performance indicators.

         (b) At the request of Neuberger Berman, A.G. Edwards shall limit or cease any action or service provided hereunder to the extent and for the time period requested by Neuberger Berman; provided, however, that pending termination of this Agreement as provided for in Section 6 hereof, any such limitation or cessation shall not relieve Neuberger Berman of its payment obligations pursuant to Section 2 hereof.

         (c) A.G. Edwards will promptly notify Neuberger Berman in writing if it learns of any material inaccuracy or misstatement in, or material omission from, any written information provided by A.G. Edwards to Neuberger Berman in connection with the performance of services by A.G. Edwards under this Agreement. A.G. Edwards agrees that in performing its services under this Agreement, it

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               shall comply with all applicable laws, rules and regulations.

2. Neuberger Berman shall pay A.G. Edwards a fee computed weekly and payable quarterly in arrears commencing November 30, 2002 at an annualized rate of 0.10% of the Fund's Managed Assets (as such term is defined in the Prospectus relating to the Offering) for a term as described in Section 6 hereof; provided that the total amount of the fee hereunder (when taken together with any sales load paid by the Fund to A.G. Edwards in connection with the Offering of the Common Stock and any expense reimbursement paid to A.G. Edwards) shall not exceed any sales charge limits (which the parties hereto currently understand to be 9.0% of the aggregate offering price of the Common Shares in the Offering) under the rules of the National Association of Securities Dealers, Inc., as then in effect; and provided further, that in determining when this maximum fee amount has been paid, the value of each of the quarterly payments made hereunder shall be discounted at the annual rate of 10% to the closing date of Offering. All quarterly fees payable hereunder shall be paid to A.G. Edwards within 30 days following the end of each calendar quarter.

3. Neuberger Berman shall be permitted to discharge all or a portion of its payment obligations hereunder upon prepayment in full or in part of the remaining balance due of the maximum additional commission amount described in paragraph 2 above.

4. Neuberger Berman acknowledges that the services of A.G. Edwards provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities, in each case for the Fund's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of A.G. Edwards, and A.G. Edwards is not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services in connection with providing the services described in Section 1 hereof , it being understood between the parties hereto that any such advice, recommendations, opinions, recommendations or such similar activities if, and to the extent, agreed to be performed by A.G. Edwards, shall be the subject of a separate agreement with Neuberger Berman.

5. Nothing herein shall be construed as prohibiting A.G. Edwards or its affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment managers), so long as A.G. Edwards's services to Neuberger Berman are not impaired thereby. Neither this Agreement nor the performance of the services contemplated hereunder shall be considered to constitute a partnership, association or joint venture between A.G. Edwards and Neuberger Berman. In addition, nothing in this Agreement shall be construed to constitute A.G. Edwards as the agent or employee of Neuberger Berman or Neuberger Berman as the agent or employee of A.G. Edwards, and neither party shall make any representation to the contrary.

6. The term of this Agreement shall commence upon the date referred to above and shall be in effect only so long as Neuberger Berman (or any affiliate or successor in interest) acts as the investment manager to the Fund pursuant to the Management Agreement (as such term is defined in the Underwriting Agreement, dated November 25, 2002, by and among the Fund, Neuberger Berman and each of the Underwriters named therein), as such Agreement (or other subsequent advisory agreement) may be renewed from time to time pursuant to the 1940 Act.

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7.       Neuberger  Berman  agrees that A.G.  Edwards shall have no liability to
         Neuberger Berman or the Fund for any act or omission to act by A.G. Edwards in the course of its performance under this Agreement, in the absence of gross negligence, bad faith or willful misconduct on the part of A.G. Edwards.

8. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim") shall be governed by and construed in accordance with the laws of the State of New York.

9. No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and Neuberger Berman and A.G. Edwards consent to the jurisdiction of such courts and personal service with respect thereto. Each of A.G. Edwards and Neuberger Berman waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Neuberger Berman agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon Neuberger Berman and may be enforced in any other courts to the jurisdiction of which Neuberger Berman is or may be subject, by suit upon such judgment.

10. This Agreement may not be assigned by either party without the prior written consent of the other party.

11. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both A.G. Edwards and Neuberger Berman.

12. All notices required or permitted to be sent under this Agreement shall be sent, if to Neuberger Berman:


         Neuberger Berman Management, Inc.
         605 Third Avenue
         New York, NY  10058
         Attention:  Peter Sundman (cc: General Counsel)

         or if to A.G. Edwards:

         A.G. Edwards & Sons, Inc.
         One North Jefferson
         St. Louis, MO  63103
         Attention:  Investment Banking--Corporate Finance

         or such other name or address as may be given in writing to the other parties. Any notice shall be deemed to be given or received on the third day after deposit in the US mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

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13.      This Agreement may be executed in separate counterparts,  each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Corporate Finance Services and Consulting Agreement as of the date first above written.

NEUBERGER BERMAN MANAGEMENT, INC.             A.G. EDWARDS & SONS, INC.



By: _____________________________             By: _____________________________
    Name:                                         Name:
    Title:                                        Title:


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